PRESS RELEASE
FOR IMMEDIATE RELEASE
February 4, 2013

BLUE DOLPHIN ANNOUNCES FORMATION OF SPECIAL COMMITTEE OF BOARD OF DIRECTORS

Houston, February 4 / PR Newswire / -- Blue Dolphin Energy Company (OTCQX: BDCO) ("Blue Dolphin" or the “Company”), today announced that its Board of Directors (the “Board”) has formed a special committee comprised of three independent directors to conduct a strategic review of the feasibility of optimizing value for stockholders by converting Blue Dolphin from a publicly traded corporation to a publicly traded master limited partnership.  The special committee, upon completion of its review, will make its recommendation to the Board.

No decisions have been made by the special committee with respect to the conversion of Blue Dolphin to a master limited partnership. There is no assurance that the review will result in the proposal or completion of any conversion of Blue Dolphin.  Blue Dolphin does not expect to update the market with any further information on the process unless and until disclosure is deemed appropriate.

Jonathan Carroll, Blue Dolphin’s President and Chief Executive Officer, stated, “While the special committee explores the feasibility of converting from a publicly traded corporation to a publicly traded MLP, we will continue to implement our strategy and work to create value for our stockholders.”

About Blue Dolphin
Blue Dolphin Energy Company (OTCQX: BDCO) is primarily engaged in crude oil and condensate processing in the Eagle Ford Shale.  The company also gathers and transports oil and natural gas, as well as has leaseholds interests in oil and gas properties. For additional company information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:
Jonathan P. Carroll
Chief Executive Officer and President
713-568-4725

Forward-Looking Statements:  Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions.  These include the uncertainties set forth in this press release regarding whether a reorganization of the Company will be consummated. Further information and risks regarding factors that could affect the Company’s business, operations, financial results or financial positions are discussed from time to time in its Securities and Exchange Commission filings and reports.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #